Filed Pursuant to Rule 424(b)(7)
Registraiton No. 333-171136

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities, and are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated December 13, 2010

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 13, 2010)

34,846,500 Shares

International Coal Group, Inc.

Common Stock

The selling stockholders are selling 34,846,500 shares of our common stock. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

Our shares trade on the New York Stock Exchange under the symbol “ICO.” On December 10, 2010, the last sale price of the shares as reported on the New York Stock Exchange was $8.46 per share.

Investing in our common stock involves significant risks. See “Risk Factors” on page S-3 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the selling stockholders	$	$

The underwriter may also exercise its option to purchase up to an additional 5,226,975 shares from the selling stockholders, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares are expected to be ready for delivery on or about December     , 2010.

Sole Book-Running Manager

BofA Merrill Lynch

The date of this prospectus supplement is December     , 2010

Prospectus Supplement

We have not, and the underwriter has not, authorized anyone to provide any information other than that contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus filed by us with the Securities and Exchange Commission, or SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are not making an offer to sell shares of our common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any such free writing prospectus is accurate as of any date other than their respective dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in either of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference—the statement in the document having the later date modifies or supersedes the earlier statement.

You should read both this prospectus supplement and the accompanying prospectus together with the additional information described in this prospectus supplement under “Incorporation By Reference; Where You Can Find More Information.”

As used in this prospectus supplement, the terms “we,” “us,” “our,” “ICG,” “International Coal” and the “Company” refer to International Coal Group, Inc. and its subsidiaries on a consolidated basis, unless the context indicates another meaning.

INCORPORATION BY REFERENCE; WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” into this prospectus supplement (as well as the related registration statement) the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement as a legal matter. Information that we file later with the SEC will automatically update information in this prospectus supplement. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, or Exchange Act:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on January 29, 2010;

•

Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, filed with the SEC on May 6, 2010, August 6, 2010 and November 8, 2010, respectively;

•

Our Current Reports on Form 8-K filed with the SEC on January 12, 2010, January 13, 2010, February, 23, 2010, March 8, 2010, March 10, 2010, March 12, 2010, March 16, 2010, March 23, 2010, May 19, 2010, June 2, 2010, October 7, 2010 and November 19, 2010; and

•

Our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act describing our common stock, including any amendments or reports filed for the purpose of updating such description.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the completion of the offering of the securities described in this prospectus supplement will also be incorporated by reference in this prospectus supplement from the date of filing of such documents.

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We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

This information is also available on the investor relations page of our web site at http://www.intlcoal.com. Information included in or available through our website does not constitute a part of this prospectus supplement or the accompanying prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning ICG at the following address:

International Coal Group, Inc.

300 Corporate Centre Drive

Scott Depot, West Virginia 25560

Attention: Secretary

(304) 760-2400

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus supplement and the accompanying prospectus that are not historical facts may be forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	market demand for coal, electricity and steel;

•	availability of qualified workers;

•	future economic or capital market conditions;

•	weather conditions or catastrophic weather-related damage;

•	our production capabilities;

•	consummation of financing, acquisition or disposition transactions and the effect thereof on our business;

•	a significant number of conversions of our convertible senior notes prior to maturity;

•	our plans and objectives for future operations and expansion or consolidation;

•	our relationships with, and other conditions affecting, our customers;

•	availability and costs of key supplies or commodities such as diesel fuel, steel, explosives and tires;

•	availability and costs of capital equipment;

S-iii

•	prices of fuels which compete with or impact coal usage, such as oil and natural gas;

•	timing of reductions or increases in customer coal inventories;

•	long-term coal supply arrangements;

•	reductions and/or deferrals of purchases by major customers;

•	risks in or related to coal mining operations, including risks relating to third-party suppliers and carriers operating at our mines or complexes;

•	unexpected maintenance and equipment failure;

•

adoption by Appalachian states of Environmental Protection Agency guidance regarding stringent water quality-based limitations in the Clean Water Act, or CWA, Section 402 wastewater discharge permits and Section 404 dredge and fill permits;

•	environmental, safety and other laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage;

•	ability to obtain and maintain all necessary governmental permits and authorizations;

•	competition among coal and other energy producers in the United States and internationally;

•	railroad, barge, trucking and other transportation availability, performance and costs;

•	employee benefits costs and labor relations issues;

•	replacement of our reserves;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	availability and costs of credit, surety bonds and letters of credit;

•	title defects or loss of leasehold interests in our properties which could result in unanticipated costs or inability to mine these properties;

•

the impact of the mine explosion at a competitor’s mine on federal and state authorities’ decisions to enact laws and regulations that result in more frequent mine inspections, stricter enforcement practices and enhanced reporting requirements;

•

future legislation and changes in regulations or governmental policies or changes in interpretations or enforcement thereof, including with respect to safety enhancements and environmental initiatives relating to global warming and climate change;

•	impairment of the value of our long-lived and deferred tax assets;

•	our liquidity, including our ability to adhere to financial covenants related to our borrowing arrangements;

•	adequacy and sufficiency of our internal controls; and

•

legal and administrative proceedings, settlements, investigations and claims, including those related to citations and orders issued by regulatory authorities, and the availability of related insurance coverage.

S-iv

You should keep in mind that any forward-looking statements made by us in this prospectus supplement and the accompanying prospectus or elsewhere speak only as of the date on which the statements were made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or anticipated results. We have no duty to, and do not intend to, update or revise the forward- looking statements in this prospectus supplement after the date of this prospectus supplement, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus supplement might not occur. When considering these forward-looking statements, you should keep in mind the cautionary statements in this prospectus supplement, in the accompanying prospectus and in our other SEC filings, including the more detailed discussion of these factors, as well as other factors that could affect our results, contained under “Risk Factors” in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Report on Form 10-Q, filed with the SEC.

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SUMMARY

This summary highlights selected information about us and this offering. This summary is not complete and may not contain all of the information that is important to you. We encourage you to read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, in their entirety.

Our Company

We are a leading producer of coal in Northern and Central Appalachia with a broad range of mid- to high-Btu, low- to medium-sulfur steam and metallurgical coal. Our 12 Appalachian mining complexes are located in West Virginia, Kentucky, Virginia and Maryland. We also have a complementary mining complex of mid- to high-sulfur steam coal strategically located in the Illinois Basin. We market our coal to a diverse customer base of largely investment grade electric utilities, as well as domestic and international industrial customers. The high quality of our coal and the availability of multiple transportation options, including rail, truck and barge, throughout the Appalachian region enable us to participate in both the domestic and international coal markets. Coal markets, particularly Appalachian coal markets, have exhibited significant price volatility over the past several years and may continue to do so due to a number of factors, including regulatory and other actions delaying the issuance of necessary permits, general economic conditions and customer usage of coal.

As of September 30, 2010, management estimates that we owned or controlled approximately 318 million tons of metallurgical quality coal reserves and approximately 769 million tons of steam coal reserves. Management’s estimates were developed considering an initial evaluation, as well as subsequent acquisitions, dispositions, depleted reserves, changes in available geological or mining data and other factors. Further, we own or control approximately 433 million tons of non-reserve coal deposits. Our assets are high quality reserves strategically located in Appalachia and the Illinois Basin and are operated union free.

For the nine months ended September 30, 2010, we sold 12.8 million tons of coal, of which approximately 12.4 million tons were produced from our mining activities and approximately 0.4 million tons were purchased through brokered coal contracts (coal purchased from third parties for resale), at an average sale price of $65.58 and $56.19, respectively. Of the tons sold, 11.1 million tons were steam coal and 1.7 million tons were metallurgical coal. Our steam coal sales volume in 2009 consisted of mid- to high-quality, high-Btu (greater than 12,000 Btu/lb.), low- to medium-sulfur (1.5% or less) coal, which typically sells at a premium to lower quality, lower Btu, higher sulfur steam coal. Our three largest customers for the year ended December 31, 2009 were Progress Energy, Georgia Power and Santee Cooper and we derived approximately 36% of our revenues from sales to our five largest customers. We did not derive more than 10% of our revenues from any single customer in 2009.

We have three reportable business segments, which are based on the coal regions in which we operate: (i) Central Appalachian, comprised of both surface and underground mines, (ii) Northern Appalachian, comprised of both surface and underground mines and (iii) Illinois Basin, representing one underground mine.

Our Corporate Information

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 300 Corporate Centre Drive, Scott Depot, West Virginia 25560. Our telephone number is (304) 760-2400. Our website is www.intlcoal.com. Information contained in our website is not incorporated by reference into and does not constitute part of this prospectus supplement.

The Offering

Common stock offered by the selling stockholders	34,846,500 shares

Common stock outstanding (1)	203,798,715 shares

Over-allotment notice	The selling stockholders have granted the underwriter the right to purchase up to an additional 5,226,975 shares for 30 days after the date of this prospectus supplement.

Use of proceeds	We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. See “Use of Proceeds.”

New York Stock Exchange symbol	ICO

Risk factors	Before deciding whether to invest in our common stock, see “Risk Factors” on page S-3 of this prospectus supplement, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto.

(1)	The number of shares of common stock outstanding will not be affected by this offering because shares of common stock are only being sold by selling stockholders. The number of shares outstanding is based on 203,798,715 shares outstanding as of September 30, 2010. The number of shares of common stock outstanding excludes, as of September 30, 2010: (i) 5,802,204 shares of common stock issuable upon the exercise of stock options with a weighted-average exercise price of $4.91; (ii) 315,420 restricted share units issued to directors to be converted to common stock upon separation of service; and (iii) shares of common stock that may be issued upon conversion of our 4.00% Convertible Senior Notes due 2017 and 9.00% Convertible Senior Notes due 2012.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010, and June 30, 2010, each incorporated by reference into this prospectus supplement, include extensive risk factors relating to our business and government regulation as well as certain risks relating to our common stock. You should carefully consider those risks, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making a decision to invest in our common stock.

USE OF PROCEEDS

The shares of common stock offered hereby will be sold by, and for the account of, the selling stockholders. We will not receive any proceeds from the sale of our common stock by the selling stockholders. See “Selling Stockholders.”

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the New York Stock Exchange under the symbol “ICO.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the New York Stock Exchange.

	High	Low
Year Ended December 31, 2008:
First Quarter	$7.17	$4.75
Second Quarter	$13.90	$6.00
Third Quarter	$13.37	$5.52
Fourth Quarter	$6.19	$1.50

Year Ended December 31, 2009:
First Quarter	$3.24	$1.09
Second Quarter	$3.70	$1.54
Third Quarter	$4.59	$2.24
Fourth Quarter	$5.35	$3.47

Year Ending December 31, 2010:
First Quarter	$4.89	$3.36
Second Quarter	$5.71	$3.59
Third Quarter	$5.49	$3.62
Fourth Quarter (through December 10, 2010)	$8.58	$5.24

There were approximately 254 stockholders of record of our common stock as of September 30, 2010. The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DIVIDEND POLICY

We have never declared or paid a dividend on our common stock. We may retain any future earnings to support the development and expansion of our business or make additional payments under our asset-based loan facility, or ABL Loan Facility, and, as a result, we may not pay cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Our ABL Loan Facility and the indenture that governs our 9.125% Senior Secured Second-Priority Notes due 2018 limit us from paying cash dividends or other payments or distributions with respect to our capital stock in excess of certain amounts. In addition, the terms of any future credit agreement or indenture may contain similar restrictions on our ability to pay dividends or make payments or distributions with respect to our capital stock.

SELLING STOCKHOLDERS

The table below sets forth certain information about the selling stockholders, including the names of the selling stockholders, their beneficial ownership prior to and after the completion of this offering and the number of shares of our common stock that the selling stockholders intend to sell in this offering, assuming the overallotment option is not exercised.

The information set forth below is based on information provided by or on behalf of the selling stockholders through December 10, 2010.

	Shares Beneficially Owned Prior to this Offering			Shares Offered Hereby		Shares Beneficially Owned as Adjusted for this Offering
Selling Stockholders	Number		Percent (1)	Number	Percent (1)	Number	Percent (1)
WL Ross Group, L.P.	24,537,423	(2)	12.0%	12,268,700	6.0%	12,268,723	6.0%

Fairfax Financial Holdings Limited	45,155,588	(3)	22.2%	22,577,800	11.1%	22,577,788	11.1%

(1)	Based on 203,798,715 shares of common stock outstanding as of September 30, 2010.

(2)	Represents 5,719,848 shares held directly by WLR Recovery Fund L.P., or Fund I, 15,268,575 shares held directly by WLR Recovery Fund II, L.P., or Fund II, and 3,549,000 shares held directly by WLR Recovery Fund III, L.P., or Fund III. WLR Recovery Associates LLC is the general partner of Fund I. WLR Recovery Associates II LLC is the general partner of WLR Fund II. WLR Recovery Associates III LLC is the general partner of Fund III. WL Ross Group, L.P. is the managing member of WLR Recovery Associates LLC, WLR Recovery Associates II LLC and WLR Recovery Associates III LLC. Wilbur L. Ross, Jr., one of our directors, is the managing member of El Vedado, LLC, which is the general partner of WL Ross Group, L.P. Accordingly, Mr. Ross, El Vedado, LLC, WL Ross Group, L.P., Fund I, Fund II, Fund III, WLR Recovery Associates LLC, WLR Recovery Associates II LLC, and WLR Recovery Associates III LLC can be deemed to share voting and dispositive power over the shares held directly by Fund I, Fund II and Fund III. Mr. Ross disclaims beneficial ownership over these shares, except to the extent of his pecuniary interest therein. The address for WL Ross Group, L.P. is 1166 Avenue of the Americas, New York, New York 10036, Attn: Wendy L. Teramoto and the address for Mr. Ross is 319 Clematis Street, Room 1000 (10th Floor), West Palm Beach, Florida 33401. Each of Fund I, Fund II and Fund III is selling its shares pro rata in this offering.

(3)	Represents 1,800,000 shares held directly by Wentworth Insurance Company Ltd., 3,216,300 shares held directly by United States Fire Insurance Company, 7,660,347 shares held directly by The North River Insurance Company, 15,917,140 shares held directly by Odyssey America Reinsurance Corporation, 2,133,325 shares held directly by Clearwater Insurance Company, 9,003,782 shares held directly by TIG Insurance Company, and 5,424,694 shares held directly by nSpire Re Limited, each of which is a wholly-owned subsidiary of Fairfax Financial Holdings Limited, or Fairfax. V. Prem Watsa, Chairman and Chief Executive Officer of Fairfax, controls The Sixty Two Investment Company Limited, or Sixty Two, which owns subordinate and multiple voting shares representing approximately 44.1% of the total votes attached to all classes of shares of Fairfax. Mr. Watsa himself beneficially owns or controls additional subordinate voting shares which, together with the shares owned by Sixty Two, represent approximately 44.9% of the total votes attached to all classes of Fairfax’s shares. The address for Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada M5J 2N7. Each of Wentworth Insurance Company Ltd., United States Fire Insurance Company, The North River Insurance Company, Odyssey America Reinsurance Corporation, Clearwater Insurance Company, TIG Insurance Company and nSpire Re Limited is selling its shares pro rata in this offering.

Under agreements with us, the selling stockholders have certain registration rights. See “Description of Capital Stock” in the accompanying prospectus.

Wilbur L. Ross, Jr., the Chairman of our board of directors, is Chairman and Chief Executive Officer of WL Ross & Co. LLC, or WLR.

Wendy L. Teramoto, a member of our board of directors, is a Senior Vice President at WLR.

Samuel A. Mitchell, a member of our board of directors, is a Managing Director of Hamblin Watsa Investment Counsel Ltd., a wholly-owned subsidiary of Fairfax.

Under an Advisory Services Agreement, dated as of October 1, 2004, between WLR and us, WLR has agreed to provide advisory services to us, consisting of consulting and advisory services in connection with strategic and financial planning, investment management and administration and other matters relating to our business and operations of a type customarily provided by sponsors of U.S. private equity firms to companies in which they have substantial investments, including any consulting or advisory services which the board of directors reasonably requests. WLR is paid a quarterly fee of $500,000 and reimbursed for any reasonable out-of-pocket expenses (including expenses of third-party advisors retained by WLR).

The Advisory Services Agreement is for a term until the earlier of (i) the entry of a final non-appealable judgment that WLR is in breach of its obligation under the agreement or in breach of its duty of loyalty to us as an equity holder; (ii) the seventh anniversary of the effective date of the agreement; or (iii) the 30th day after receipt by WLR of a termination payment (as defined in the agreement). We also have the right to terminate the agreement upon written notice to WLR following (i) the 90th day after which WLR and its affiliated entities cease to own at least 25% of our equity beneficially owned by them on the effective date of the agreement or (ii) the 30th day after which Wilbur L. Ross, Jr. is no longer affiliated with or involved in the business of WLR.

On December 22, 2009, we entered into an agreement with Fairfax, Odyssey America Reinsurance Corporation and TIG Insurance Company, pursuant to which Fairfax exchanged $30 million aggregate principal amount of our 9.00% Convertible Senior Notes due 2012 for approximately 8.6 million shares of our common stock. The transaction was approved by our Nominating and Corporate Governance Committee.

Pursuant to our certificate of incorporation, by-laws, indemnification agreements and certain contractual obligations, we are obligated to advance legal fees to our directors and officers under certain circumstances, subject to limitations of the Delaware General Corporation Law.

Pursuant to separate registration rights agreements, we have agreed to indemnify each of the selling stockholders identified above against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary discusses certain material U.S. federal income tax consequences for non-U.S. holders relating to the purchase, ownership and disposition of shares of our common stock. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, judicial opinions, published positions of the U.S. Internal Revenue Service, or the IRS, and other applicable authorities. Those authorities are subject to change, possibly with retroactive effect, and such changes may result in U.S. federal income tax consequences different from those discussed below.

As used in this discussion, the term “non-U.S. holder” means a beneficial owner of shares of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, a U.S. state, or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or,

•

a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “United States persons” have the authority to control all substantial decisions of the trust, or if it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

In any calendar year, an individual may be treated as a resident of the United States for U.S. federal income tax purposes by, among other ways, either being present in the United States for at least 183 days during the current calendar year or being present in the United States for at least 31 days in that calendar year and, on an adjusted basis, being present for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of the adjusted 183-day calculation, all of the days on which such individual was present in the current year, one-third of the days in the immediately preceding year, and one-sixth of the days in the second preceding year are counted.

This summary is applicable only to non-U.S. holders who hold shares of our common stock as capital assets (generally, as an investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of U.S. federal estate and gift, U.S. federal alternative minimum, state, local, or non-U.S. taxes. This discussion may not apply, in whole or in part, to particular non-U.S. holders who are subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers or dealers in securities, “controlled foreign corporations,” “passive foreign investment companies,” non-U.S. holders that own interests in partnerships or entities treated as partnerships under U.S. federal income tax laws or such entities, non-U.S. holders that hold our common shares as part of a straddle, hedge, conversion transaction or other integrated investment, and certain U.S. expatriates).

If a partnership (or other entity treated as a partnership) holds shares of our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the status and activities of the partnership. Prospective investors that are partnerships (or entities treated as partnerships for U.S. federal income tax purposes) should consult their own tax advisors regarding the U.S. federal income tax consequences to them and their partners of holding shares of our common stock.

THIS DISCUSSION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE VIEWED AS TAX ADVICE. IF YOU ARE CONSIDERING THE PURCHASE OF SHARES OF OUR COMMON STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION, THE EFFECT OF ANY CHANGES IN APPLICABLE TAX LAW, AND YOUR ENTITLEMENT TO BENEFITS UNDER AN APPLICABLE INCOME TAX TREATY.

Distributions on Shares of Our Common Stock

We do not expect to make any cash distributions on shares of our common stock in the foreseeable future; however, in the event that we do make such cash distributions, these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent they are paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any amount paid in excess of such earnings and profits generally will be treated as a tax-free return of capital to the extent of the non-U.S. holder’s adjusted tax basis in the shares of our common stock, and thereafter will be treated as capital gain. Distributions treated as dividends on shares held by a non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate, if established by an applicable income tax treaty and if the non-U.S. holder has provided the documentation required to claim benefits under such treaty. Generally, to claim the benefits of an income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN or, if the shares of our common stock are held through certain financial intermediaries, to satisfy other certification requirements. Special certification and other requirements also apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder that is eligible for a reduced rate of withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

If, however, a dividend is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (and, if required by the applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the dividend will not be subject to U.S. withholding tax, as described above, if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. Dividends received by a foreign corporation that are effectively connected with its conduct of trade or business within the United States may be subject to an additional branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty).

Sale, Exchange or Other Disposition of Shares of Our Common Stock

A non-U.S. holder will recognize gain or loss on the sale, exchange, redemption or other taxable disposition of shares of our common stock. Nevertheless, subject to the discussion below concerning backup withholding, assuming shares of our common stock are “regularly traded on an established securities market,” gain realized by a non-U.S. holder will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

the non-U.S. holder owns more than 5% of the shares of our common stock at any time during the five-year period ending on the date of the sale, exchange, redemption or other taxable disposition or, if shorter, the non-U.S. holder’s holding period for shares of our common stock, as discussed below under the heading “—United States Real Property Holding Corporation.”

Gain realized by a non-U.S. holder that is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States generally will be subject to U.S. federal income tax on a net income basis at the graduated rates generally applicable to United States persons. In addition, if such non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty).

United States Real Property Holding Corporation

We believe that we currently are, and expect to be for the foreseeable future, a United States real property holding corporation. Generally, a corporation is a United States real property holding corporation if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. However, so long as shares of our common stock are regularly traded on an established securities market, a non-U.S. holder will not recognize taxable gain on a sale or other taxable disposition of shares of our common stock unless the non-U.S. holder actually or constructively owns more than 5% of our common stock at any time during the five-year period ending on the date of such sale or other taxable disposition or, if shorter, the non-U.S. holder’s holding period for such stock. If shares of our common stock were not considered to be “regularly traded on an established securities market,” each non-U.S. holder would be subject to U.S. federal income tax on any gain recognized on the sale or other taxable disposition of all or a portion of its stock and would be required to file a U.S. federal income tax return.

If any gain is taxable because we are or were a United States real property holding corporation, the buyer of the shares of our common stock may, under certain circumstances, be required to withhold an amount equal to 10% of the amount realized on the sale or other taxable disposition. If a non-U.S. holder is subject to withholding under such circumstances, the non-U.S. holder should consult its tax advisor as to whether such non-U.S. holder can obtain a refund or credit for all or a portion of the withheld amounts.

Information Reporting and Backup Withholding

Generally, we or an intermediary must report annually to any non-U.S. holder and the IRS the amount of any dividends paid to such non-U.S. holder, the non-U.S. holder’s name and address, and the amount, if any, of tax withheld. Copies of the information returns reporting those dividends and amounts withheld also may be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of any applicable income tax treaty or exchange of information agreement.

In addition to information reporting requirements, dividends paid to a non-U.S. holder may be subject to U.S. backup withholding. A non-U.S. holder generally will be exempt from this backup withholding, however, if such holder properly provides an IRS Form W-8BEN certifying that such holder is a non-United States person or otherwise establishes an exemption, and we or the applicable intermediary has no knowledge or have reason to know that the holder is a United States person.

The gross proceeds from the disposition of shares of our common stock may be subject to information reporting and backup withholding. If a non-U.S. holder sells shares of our common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to such non-U.S. holder outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, generally will apply to a payment of sales proceeds, even if that payment is made outside the United States, if the non-U.S. holder sells shares of our common stock through a non-U.S. office of a broker that:

•	is a United States person;

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. federal tax purposes; or

•

is a foreign entity treated as a partnership under U.S. federal income tax laws, if at any time during its tax year one or more of its owners are United States persons who in the aggregate hold more than 50% of the income or capital interests in such entity, or the foreign entity is engaged in a trade or business within the United States, unless the broker has documentary evidence in its files that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption.

If a non-U.S. holder receives payments of the proceeds of a sale of shares of our common stock to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless such holder properly provides an IRS Form W-8BEN certifying that such non-U.S. holder is not a United States person or otherwise establishes an exemption, and we or the applicable intermediary has no knowledge or have reason to know that such holder is a United States person.

U.S. backup withholding is not an additional tax. A non-U.S. holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed such non-U.S. holder’s U.S. federal income tax liability by timely filing a properly completed claim for refund with the IRS.

Legislation Potentially Impacting the Taxation of Non-U.S. Holders

The Hiring Incentives to Restore Employment Act, or the HIRE Act, which was signed into law on March 18, 2010, modifies some of the rules described above, including with respect to certification requirements and information reporting, for certain stock held through a “foreign financial institution.” In the event of non-compliance with those revised requirements, a 30% U.S. withholding tax could be imposed on payments of dividends and sale proceeds in respect of our common stock made after December 31, 2012. Congress delegated broad authority to the United States Treasury Department to promulgate regulations to implement the new withholding and reporting regime. It cannot be predicted whether or how any regulations promulgated by the United States Treasury Department pursuant to this broad delegation of regulatory authority will affect holders of our stock. Prospective investors are urged to consult their own tax advisors regarding the HIRE Act and legislative proposals that may be relevant to their investment in our stock.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as the underwriter for this offering. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholders and the underwriter, the selling stockholders have agreed to sell to the underwriter, and the underwriter has agreed to purchase from the selling stockholders, 34,846,500 shares of our common stock.

Subject to the terms and conditions set forth in the underwriting agreement, the underwriter has agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased.

We and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officer’s certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriter has advised us and the selling stockholders that the underwriter proposes initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholders. The information assumes either no exercise or full exercise by the underwriter of its overallotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $         and are payable by us and the selling stockholders.

Overallotment Option

The selling stockholders have granted an option to the underwriter, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 5,226,975 additional shares pro rata at the public offering price, less the underwriting discount. The underwriter may exercise this option solely to cover any overallotments.

No Sales of Similar Securities

We, the selling stockholders, our Chief Executive Officer, and our directors who are affiliated with the selling stockholders have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or any warrants or other rights to purchase, shares of common stock, for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to:

•

issue, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly any shares of common stock;

•	establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any shares of common stock;

•	file (or participate in the filing of) or cause to become effective a registration statement relating to the offer and sale of any shares of common stock;

•

enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of common stock, whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise; or

•	publicly announce an intention to effect any transaction described in the bullets above.

This lock-up provision applies to common stock, any other securities of the Company that are substantially similar to common stock and securities convertible into, exchangeable for, exercisable for, and warrants or other rights to purchase common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. Subject to certain exceptions, in the event that either (x) during the period that begins on the date that is 15 calendar days plus three business days before the last day of the lock-up period and ends on the last day of the lock-up period, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the date that is 15 calendar days plus three business days after the date of the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange Listing

The shares are listed on the New York Stock Exchange under the symbol “ICO.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit the underwriter and selling group members from bidding for and purchasing our common stock. However, the underwriter may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriter may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s overallotment option described above. The underwriter may close out any covered short position by either exercising its overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriter in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriter may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, the underwriter or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriter may facilitate Internet distribution for this offering to certain of its Internet subscription customers. The underwriter may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet web site maintained by the underwriter. Other than the prospectus in electronic format, the information on the underwriter’s web site is not part of this prospectus.

Other Relationships

The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates and with the selling stockholders or their affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each a Relevant Member State, an offer to the public of any securities which are the subject of the offering contemplated by this Prospectus, or the Shares, may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the Managers to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall result in a requirement for the publication by us or any Manager of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of securities within the EEA should only do so in circumstances in which no obligation arises for us or the underwriter to produce a prospectus for such offer. Neither we nor the underwriter have authorized, nor does it authorize, the making of any offer of securities through any financial intermediary, other than offers made by the underwriter which constitute the final offering of securities contemplated in this prospectus.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any securities under, the offer of securities contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and the underwriter that:

(A)	it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B)	in the case of any securities acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the securities acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where securities have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The Shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Issuer, the Shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of Shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the common stock offered hereby is being passed upon for us by Jones Day, New York, New York. The underwriter has been represented by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements and related financial statement schedules incorporated in this prospectus supplement by reference from International Coal Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of International Coal Group, Inc.’s internal control over financial reporting as of December 31, 2009 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

INTERNATIONAL COAL GROUP, INC.

COMMON STOCK

This prospectus covers the resale, from time to time, by selling stockholders, of shares of our common stock, par value $0.01 per share. The number of shares to be sold and the identity of any selling stockholders will be specified from time to time in a prospectus supplement.

The shares of common stock to which this prospectus relates may be sold from time to time through public or private transactions on or off the New York Stock Exchange, and at prevailing market prices or negotiated prices, all as generally described under “Plan of Distribution” in this prospectus and as will be specifically described from time to time in a prospectus supplement.

The proceeds from the sale of any shares of common stock to which this prospectus relates are solely for the account of the selling stockholders. The Company will not receive any of the proceeds from such sales. See “Use of Proceeds.”

A future prospectus supplement may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Incorporation By Reference; Where You Can Find More Information” before you make your investment decision.

Our common stock is listed on the New York Stock Exchange under the symbol “ICO.”

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 5 of this prospectus to read about factors you should consider before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 13, 2010

We have not authorized anyone to provide any information other than that contained in or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission, or SEC, and any information about the terms of securities offered conveyed to you by us, our underwriters or our agents. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are not making an offer to sell shares of our common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, selling stockholders may sell shares of our common stock in one or more offerings. Transactions in which selling stockholders offer shares of our common stock under this registration statement will require that we provide a prospectus supplement that will contain additional information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. For more detail on the terms of the common stock, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

Unless the context otherwise requires, “ICG,” “the Company,” “we,” “us,” “our” and similar names refer to International Coal Group, Inc. Unless otherwise stated, currency amounts in this prospectus are stated in United States dollars.

INCORPORATION BY REFERENCE; WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement filed by us under the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act.” The registration statement also includes additional information not contained in this prospectus.

The SEC allows us to “incorporate by reference” into this prospectus and any prospectus supplement (as well as the related registration statement) the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus as a legal matter. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on January 29, 2010;

•

Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, filed with the SEC on May 6, 2010, August 6, 2010 and November 8, 2010, respectively;

•

Our Current Reports on Form 8-K filed with the SEC on January 12, 2010, January 13, 2010, February, 23, 2010, March 8, 2010, March 10, 2010, March 12, 2010, March 16, 2010, March 23, 2010, May 19, 2010, June 2, 2010, October 7, 2010 and November 19, 2010; and

•

Our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act describing our common stock, including any amendments or reports filed for the purpose of updating such description.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the completion of the offering of the securities described in this prospectus will also be incorporated by reference in this prospectus from the date of filing of such documents.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street N.E., Washington,

D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

This information is also available on the investor relations page of our web site at http://www.intlcoal.com. Information included or available through our website does not constitute a part of this prospectus or any prospectus supplement. You may also request a copy of these filings, at no cost, by writing or telephoning ICG at the following address:

International Coal Group, Inc.

300 Corporate Centre Drive

Scott Depot, West Virginia 25560

Attention: Secretary

(304) 760-2400

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus that are not historical facts may be forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, in this report to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	market demand for coal, electricity and steel;

•	availability of qualified workers;

•	future economic or capital market conditions;

•	weather conditions or catastrophic weather-related damage;

•	our production capabilities;

•	consummation of financing, acquisition or disposition transactions and the effect thereof on our business;

•	a significant number of conversions of our convertible senior notes prior to maturity;

•	our plans and objectives for future operations and expansion or consolidation;

•	our relationships with, and other conditions affecting, our customers;

•	availability and costs of key supplies or commodities such as diesel fuel, steel, explosives and tires;

•	availability and costs of capital equipment;

•	prices of fuels which compete with or impact coal usage, such as oil and natural gas;

•	timing of reductions or increases in customer coal inventories;

•	long-term coal supply arrangements;

•	reductions and/or deferrals of purchases by major customers;

•	risks in or related to coal mining operations, including risks relating to third-party suppliers and carriers operating at our mines or complexes;

•	unexpected maintenance and equipment failure;

•

adoption by Appalachian states of Environmental Protection Agency guidance regarding stringent water quality-based limitations in the Clean Water Act, or CWA, Section 402 wastewater discharge permits and Section 404 dredge and fill permits;

•	environmental, safety and other laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage;

•	ability to obtain and maintain all necessary governmental permits and authorizations;

•	competition among coal and other energy producers in the United States and internationally;

•	railroad, barge, trucking and other transportation availability, performance and costs;

•	employee benefits costs and labor relations issues;

•	replacement of our reserves;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	availability and costs of credit, surety bonds and letters of credit;

•	title defects or loss of leasehold interests in our properties which could result in unanticipated costs or inability to mine these properties;

•

the impact of the mine explosion at a competitor’s mine on federal and state authorities’ decisions to enact laws and regulations that result in more frequent mine inspections, stricter enforcement practices and enhanced reporting requirements;

•

future legislation and changes in regulations or governmental policies or changes in interpretations or enforcement thereof, including with respect to safety enhancements and environmental initiatives relating to global warming and climate change;

•	impairment of the value of our long-lived and deferred tax assets;

•	our liquidity, including our ability to adhere to financial covenants related to our borrowing arrangements;

•	adequacy and sufficiency of our internal controls; and

•

legal and administrative proceedings, settlements, investigations and claims, including those related to citations and orders issued by regulatory authorities, and the availability of related insurance coverage.

You should keep in mind that any forward-looking statements made by us in this prospectus or elsewhere speaks only as of the date on which the statements were made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or anticipated results. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus might not occur. When considering these forward-looking statements, you should keep in mind the cautionary statements in this prospectus and any prospectus supplement and in our other SEC filings, including the more detailed discussion of these factors, as well as other factors that could affect our results, contained under “Risk Factors” in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Report on Form 10-Q, filed with the SEC.

THE COMPANY

Our Company

We are a leading producer of coal in Northern and Central Appalachia with a broad range of mid- to high-Btu, low- to medium-sulfur steam and metallurgical coal. Our 12 Appalachian mining complexes are located in West Virginia, Kentucky, Virginia and Maryland. We also have a complementary mining complex of mid- to high-sulfur steam coal strategically located in the Illinois Basin. We market our coal to a diverse customer base of largely investment grade electric utilities, as well as domestic and international industrial customers. The high quality of our coal and the availability of multiple transportation options, including rail, truck and barge, throughout the Appalachian region enable us to participate in both the domestic and international coal markets. Coal markets, particularly Appalachian coal markets, have exhibited significant price volatility over the past several years and may continue to do so due to a number of factors, including regulatory and other actions delaying the issuance of necessary permits, general economic conditions and customer usage of coal.

As of September 30, 2010, management estimates that we owned or controlled approximately 318 million tons of metallurgical quality coal reserves and approximately 769 million tons of steam coal reserves. Management’s estimates were developed considering an initial evaluation, as well as subsequent acquisitions, dispositions, depleted reserves, changes in available geological or mining data and other factors. Further, we own or control approximately 433 million tons of non-reserve coal deposits. Our assets are high quality reserves strategically located in Appalachia and the Illinois Basin and are operated union free.

For the nine months ended September 30, 2010, we sold 12.8 million tons of coal, of which approximately 12.4 million tons were produced from our mining activities and approximately 0.4 million tons were purchased through brokered coal contracts (coal purchased from third parties for resale), at an average sale price of $65.58 and $56.19, respectively. Of the tons sold, 11.1 million tons were steam coal and 1.7 million tons were metallurgical coal. Our steam coal sales volume in 2009 consisted of mid- to high-quality, high-Btu (greater than 12,000 Btu/lb.), low- to medium-sulfur (1.5% or less) coal, which typically sells at a premium to lower quality, lower Btu, higher sulfur steam coal. Our three largest customers for the year ended December 31, 2009 were Progress Energy, Georgia Power and Santee Cooper and we derived approximately 36% of our revenues from sales to our five largest customers. We did not derive more than 10% of our revenues from any single customer in 2009.

We have three reportable business segments, which are based on the coal regions in which we operate: (i) Central Appalachian, comprised of both surface and underground mines, (ii) Northern Appalachian, comprised of both surface and underground mines and (iii) Illinois Basin, representing one underground mine.

Our Corporate Information

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 300 Corporate Centre Drive, Scott Depot, West Virginia 25560. Our telephone number is (304) 760-2400. Our website is www.intlcoal.com. Information contained in our website is not incorporated by reference into and does not constitute part of this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010, and June 30, 2010, each incorporated by reference into this prospectus, include extensive risk factors relating to our business and government regulation as well as certain risks relating to our common stock. You should carefully consider those risks and the risks described below, as well as the other information included or incorporated by reference into this prospectus, before making a decision to invest in our common stock.

Risks Related to Our Common Stock

The market price of our common stock may be volatile, which could cause the value of your investment to decline.

The market price of our common stock has experienced, and may continue to experience, significant volatility. Between January 1, 2008 and December 31, 2009, the trading price of our common stock on the New York Stock Exchange ranged from a low of $1.09 per share to a high of $13.90 per share. In addition, between January 1, 2010 and December 10, 2010, the trading price of our common stock on the New York Stock Exchange ranged from a low of $3.36 per share to a high of $8.58 per share. There are numerous factors contributing to the market price of our common stock, including many over which we have no control. These risks include, among other things:

•	our operating and financial performance and prospects;

•	our ability to repay our debt;

•	investor perceptions of us and the industry and markets in which we operate;

•	changes in earnings estimates or buy/sell recommendations by analysts; and

•	general financial, domestic, international, economic and other market conditions.

In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance. Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management. As a result of these factors, among others, the value of your investment may decline, and you may be unable to resell your shares of our common stock at or above the offering price.

Sales of additional shares of our common stock or conversions of our convertible securities into common stock could cause the price of our common stock to decline.

Sales of substantial amounts of our common stock in the public market, or the perception that those sales may occur, could adversely affect the trading price of our common stock. In addition, future issuances of equity securities, including pursuant to the exercise of options for those securities, could dilute the interests of our existing stockholders, including you, and could cause the market price for our common stock to decline. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding convertible securities, warrants or options or for other reasons.

As of September 30, 2010, there were:

•	5,802,204 shares of common stock issuable upon the exercise of stock options outstanding with a weighted-average exercise price of $4.91;

•	1,151,017 shares of nonvested restricted stock; and

•	315,420 restricted share units issued to directors to be converted to common stock upon separation of service.

In addition, our $115.0 million aggregate principal amount of outstanding 4.00% Convertible Senior Notes due 2017, or the 2017 Convertible Notes, may be convertible into shares of our common stock in certain circumstances. In addition, our $731,000 aggregate principal amount of outstanding 9.00% Convertible Senior Notes due 2012, or the 2012 Convertible Notes, may also be convertible into a combination of cash and shares of our common stock in certain circumstances. Any conversion of any of those notes could dilute the interests of our existing stockholders, including you, and could cause the market price for our common stock to decline.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We have never declared or paid a cash dividend, and we currently do not anticipate paying any cash dividends in the foreseeable future. If we were to decide in the future to pay dividends, our ability to do so would be dependent on the ability of our subsidiaries to make cash available to us, by dividend, debt repayment or otherwise. The ability of our subsidiaries to make cash available to us is limited by restrictions in our asset-based loan facility, or ABL Loan Facility, and the indenture governing our 9.125% Senior Secured Second-Priority Notes due 2018, or the Senior Notes.

Our leverage may harm our financial condition and results of operations.

Our total consolidated long-term debt as of September 30, 2010 was approximately $340.0 million. Our level of indebtedness could have important consequences on our future operations, including:

•	making it more difficult for us to meet our payment and other obligations under our debt;

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resulting in an event of default if we fail to comply with the financial and other covenants contained in our debt agreements, which could result in all of our debt becoming immediately due and payable;

•	subjecting us to the risk of increased sensitivity to interest rate increases on our debt with variable interest rates, including borrowings under our ABL Loan Facility;

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reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

If we or our subsidiaries incur additional debt, the related risks that we and they now face could intensify.

Our ability to pay principal and interest on and to refinance our debt depends upon the operating performance of our subsidiaries, which will be affected by, among other things, general economic, financial, competitive, legislative, regulatory and other factors, many of which are beyond our control. In particular, economic conditions could cause the price of coal to fall and our revenue to decline and hamper our ability to repay our debt.

Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under our ABL Loan Facility or otherwise in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt on commercially reasonable terms, on terms acceptable to us or at all.

Future sales of our common stock by our major stockholders may depress our share price and influence our management policies.

WLR and Fairfax, which respectively own approximately 12% and 22% of our common stock as of September 30, 2010, may sell our common stock. We have previously granted to WLR and to Fairfax “demand” and “piggyback” registration rights relating to their shares of our common stock. Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline. In addition, if either WLR or Fairfax were to sell its entire holdings to one person, that person would have significant influence over our management policies. This prospectus relates generally to the sale of an indeterminate number of shares of our common stock by selling stockholders, including sales by WLR or Fairfax.

The covenants in our ABL Loan Facility and the indentures governing our debt instruments impose restrictions that limit our operating and financial flexibility.

The ABL Loan Facility includes negative covenants that limit our ability and the ability of our subsidiaries to, among other things:

•	make, create, incur, assume or suffer to exist liens, other than specified permitted liens;

•	engage in mergers, acquisitions, consolidations, sale-leasebacks and asset sales;

•	make investments and loans;

•	create, incur, assume or permit to exist additional indebtedness or guarantees;

•	pay dividends, make payments or redeem or repurchase capital stock;

•	engage in transactions with affiliates;

•	prepay, redeem or purchase indebtedness;

•	amend or otherwise alter terms of indebtedness;

•	make capital expenditures; and

•	alter the business that our subsidiaries conduct.

In addition, the ABL Loan Facility contains a covenant that, in the event availability under the ABL Loan Facility falls below a specified amount, we will be required to maintain a minimum ratio of EBITDA to fixed charges.

The indenture governing the Senior Notes contains a number of significant restrictions and covenants that may limit our ability and our subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	subordinate indebtedness to other indebtedness unless such subordinated indebtedness is also subordinated to the 2012 Convertible Notes and Senior Notes;

•	pay dividends or make other distributions or repurchase or redeem our stock or subordinated indebtedness;

•	make investments;

•	sell assets and issue capital stock of restricted subsidiaries;

•	incur liens;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	enter into sale and leaseback transactions;

•	enter into transactions with affiliates; and

•	consolidate, merge or sell all or substantially all of our assets.

Operating results below current levels or other adverse factors, including a significant increase in interest rates, could result in us being unable to comply with certain debt covenants. If we violate these covenants and are unable to obtain waivers, our debt under these agreements would be in default and could be accelerated and could permit the lenders to foreclose on our assets securing the debt thereunder. If the indebtedness is accelerated, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or on terms that are acceptable to us. If our debt is in default for any reason, our cash flows, results of operations or financial condition could be materially and adversely affected. In addition, complying with these covenants may also cause us to take actions that are not favorable to holders of our common stock and may make it more difficult for us to successfully execute our business strategy and compete against companies that are not subject to such restrictions.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our annual debt service obligations to increase significantly.

Borrowings under our ABL Loan Facility are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. An increase in debt service obligations under our variable rate indebtedness could affect our ability to make payments required under the terms of our debt obligations.

Our ability to realize our deferred tax assets may be reduced if our estimates of future taxable income and tax planning strategies do not support the carrying amount, and the value of net operating loss carryforwards may be reduced if sales of our securities result in an “ownership change” as defined for U.S. federal income tax purposes.

As of September 30, 2010, we had deferred tax assets, net of valuation allowances, of $227.6 million. These and future deferred tax assets may be reduced if our estimates of future taxable income from our operations and tax planning strategies do not support the amount of the deferred tax assets.

It is possible that the sale of shares of our common stock by selling stockholders may cause a reduction in the value of our net operating loss, or NOL, carryforwards realizable for income tax purposes. Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, imposes restrictions on the use of a corporation’s NOLs, as well as certain recognized built-in losses and other carryforwards, after an “ownership change” occurs. A Section 382 “ownership change” occurs if one or more stockholders or groups of stockholders who own at least 5% of our stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Even if the sale of shares of our common stock by selling stockholders does not cause an “ownership change,” other future issuances or sales of shares of our common stock or conversions of our convertible securities into common stock (including certain transactions involving our stock that are outside of our control) could also result in an “ownership change” under Section 382. If an “ownership change” occurs, Section 382 would impose an annual limit on the amount of pre-“ownership change” NOLs and other losses we can use to reduce our taxable income generally equal to the product of the total value of our outstanding equity immediately prior to the “ownership change” (subject to certain adjustments) and the applicable federal long-term tax-exempt interest rate for the month of the “ownership change.” The applicable rate for “ownership changes” occurring in the month of December 2010 is 3.67%.

Because U.S. federal NOLs generally may be carried forward for up to 20 years, the annual limitation may effectively provide a cap on the cumulative amount of pre-“ownership change” losses, including certain recognized built-in losses, that may be utilized. Such pre-“ownership change” losses in excess of the cap may be lost. In addition, if an “ownership change” were to occur, it is possible that the limitations imposed on our ability to use pre- “ownership change” losses and certain recognized built-in losses could cause a net increase in our U.S. federal income tax liability and U.S. federal income taxes to be paid earlier than otherwise would be paid if such limitations were not in effect. Further, if the amount or value of these deferred tax assets is reduced, such reduction would have a negative impact on the book value of our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any shares of our common stock by selling stockholders. The selling stockholders will receive all of the net proceeds from the sales of shares of our common stock offered by them under this prospectus. Selling stockholders will pay certain costs related to the sale of shares, such as commissions and discounts of agents or broker-dealers and transfer taxes, if any. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

DESCRIPTION OF CAPITAL STOCK

General

The following is a description of the material terms of our amended and restated certificate of incorporation and bylaws as each is in effect as of the date of this prospectus. We refer you to our amended and restated certificate of incorporation and bylaws, copies of which have been incorporated by reference into this prospectus.

Common Stock

As of September 30, 2010, our authorized capital stock consisted of 2,000,000,000 shares of common stock, par value $0.01 per share, of which 203,844,907 shares (including 1,151,017 shares of nonvested restricted stock) were issued and 203,798,715 were outstanding. Shares of our common stock were held of record by 254 stockholders as of September 30, 2010.

Holders of common stock are entitled to one vote per share on all matters submitted to be voted upon by the stockholders. The holders of our common stock do not have cumulative voting rights in the election of directors.

Subject to any superior rights of any holders of preferred stock or any class or series of stock having a preference over the common stock with respect to payment of dividends, holders of our common stock are entitled to such dividends as may be declared and paid from time to time by our board of directors out of legally available funds. Our current credit facility imposes restrictions on our ability to declare dividends with respect to our common stock. For additional information, see “—Dividend Policy” below.

In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and any amounts due to the holders of preferred stock.

The holders of our common stock have no preemptive rights and no rights to convert or exchange their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors to, without stockholder approval, issue up to 200,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock, including voting rights, dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms, subscription rights and the number of shares constituting any series or the designation of a series.

Our board of directors can issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock, without stockholder approval. No shares of preferred stock are currently outstanding and we have no present plan to issue any shares of preferred stock.

Dividend Policy

We have never declared or paid a dividend on our common stock. We may retain any future earnings to support the development and expansion of our business or make additional payments under our ABL Loan Facility and, as a result, we may not pay cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Our ABL Loan Facility and the indenture that governs our Senior Notes limit us from paying cash dividends or other payments or distributions with respect to our capital stock in excess of certain amounts. In addition, the terms of any future credit agreement or indenture may contain similar restrictions on our ability to pay dividends or make payments or distributions with respect to our capital stock.

Registration Rights

We have granted our founding stockholders, including WLR, “demand” and “piggyback” registration rights relating to their shares of common stock pursuant to a registration rights agreement. In addition, Fairfax Financial Holdings Limited, or Fairfax, also received “demand” and “piggyback” registration rights relating to their shares of common stock pursuant to a registration rights agreement dated May 16, 2008. These rights are summarized below.

These holders, or their permitted transferees, will be entitled to unlimited “piggyback” registration rights. These rights entitle the holders to notice of a registration prior to the filing of a registration statement and to include, at our expense (except for Fairfax which must bear out-of-pocket registration expenses after the first demand), their shares of common stock in any of our registrations of our common stock (other than registrations we file on Form S-4 or S-8, or any successor forms thereto, or filed solely in connection with an offering made solely to our existing stockholders or employees), including the registration statement of which this prospectus is a part. We and our underwriters can reduce the number of shares of common stock requested to be included by holders of “piggyback” registration rights in view of market conditions.

In addition, WLR, any other founding stockholder or stockholders representing 20% of all registrable securities or their permitted transferees or Fairfax are entitled to “demand” rights to register all or a portion of their registrable securities under the Securities Act if the reasonably anticipated aggregate price to the public of these shares (net of underwriting discounts and commission) would exceed $75 million, except if the value of Fairfax’s remaining shares is less than $75 million, the Company must still register the sale of Fairfax’s remaining shares. We are also obligated to undertake three demand registrations by WLR, two demand registrations by Fairfax, one demand registration by each other individual founding stockholder and two additional demand registrations by a group of the founding stockholders representing 20% of the registrable securities. If we are eligible to register our securities on a Form S-3 under the Securities Act, holders can specify that the requested registration be a “shelf registration” for an offering on a delayed or continuous basis pursuant to Rule 415 of the Securities Act.

If our stockholders with registration rights cause a large number of securities to be registered and sold in the public market, those sales could cause the market price of our common stock to decline. If we initiate a registration and include registrable securities as a result of the exercise of registration rights, the inclusion of registrable securities could adversely affect our ability to raise capital.

Anti-Takeover Effects of Certain Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and bylaws contain several provisions that may make it more difficult to acquire us by means of a tender offer, open market purchase, proxy fight or otherwise.

These provisions in our amended and restated certificate of incorporation and bylaws are designed to encourage persons seeking to acquire control of us to negotiate with our board. We believe that, as a general rule, our interests and the interests of our stockholders would be served best if any change in control results from negotiations with our board based upon careful consideration of the proposed terms, such as the price to be paid to stockholders, the form of consideration to be paid and the anticipated tax effects of the transaction.

These anti-takeover provisions in our amended and restated certificate of incorporation and bylaws could, however, have the effect of discouraging a prospective acquiror from making a tender offer for our shares or otherwise attempting to obtain control of us. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares. Moreover, these provisions could discourage accumulations of large blocks of common stock, thus depriving stockholders of any advantages which large accumulations of stock might provide.

Set forth below is a summary of the relevant provisions of our amended and restated certificate of incorporation and bylaws and certain applicable sections of the General Corporation Law of the State of Delaware. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of our amended and restated certificate of incorporation, our bylaws and sections of the General Corporation Law of the State of Delaware.

Delaware Anti-Takeover Statute

We are governed by Section 203 of the General Corporation Law of the State of Delaware. Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

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at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

In general, Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

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an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; and

•	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective twelve months after adoption.

Our amended and restated certificate of incorporation and bylaws do not exclude us from the restrictions imposed under Section 203. We anticipate that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Stockholder Action; Special Meetings

Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our certificate of incorporation and our bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of our board, our chief executive officer, our president or our secretary at the request of a majority of the number of directors that we would have if there were no vacancies on our board. Stockholders are not permitted to call a special meeting or to require our board to call a special meeting.

Stockholder Proposals

At an annual meeting of stockholders, only business that is properly brought before the meeting will be conducted or considered. To be properly brought before an annual meeting of stockholders, business must be specified in the notice of the meeting (or any supplement to that notice), brought before the meeting by the presiding officer or by or at the direction of the majority of the total number of directors that our board would have if there were no vacancies, or properly requested by a stockholder to be brought before the meeting.

For business to be properly requested by a stockholder to be brought before an annual meeting, the stockholder must:

•	be a stockholder of record at the time of the giving of the notice for the meeting;

•	be entitled to vote at the meeting; and

•	have given timely written notice of the business to our secretary.

To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60, nor more than 90, calendar days prior to the first anniversary date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if there was no annual meeting in the preceding year or the date of the annual meeting is advanced more than 30 calendar days prior to, or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. A stockholder’s notice must set forth:

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(A) as to each matter the stockholder proposes to bring before the annual meeting: (1) a description in reasonable detail of the business desired to be brought before the annual meeting; (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if the business includes a proposal to amend the bylaws or the certificate of incorporation, the language of the proposed amendment); and (3) the reasons for conducting the business at the annual meeting; and

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(B) as to each stockholder giving the notice and any stockholder associate: (1) the name and address of the stockholder, as it appears on the company’s stock ledger, and, if different, the current name and address of the stockholder, and the name and address of any stockholder associate; (2) a representation that at least one of these persons is a holder of record or beneficially of securities of the company entitled to vote at the meeting and intends to remain so through the date of the meeting and to appear in person or by proxy at the meeting to present the business stated in the stockholder’s notice; (3) the class, series and number of any securities of the company that are owned of record or beneficially by each of these persons as of the date of the stockholder’s notice; (4) a description of any material interests of any of these persons in the business proposed and of all agreements, arrangements and understanding between these persons and any other person (including their names) in connection with the proposal of the business by the stockholder; (5) a description of any proxy, contract, arrangement, understanding or relationship pursuant to which any of these persons has a right to vote any shares of any securities of the company; (6) a description of any derivative positions related to any class or series of securities of the company owned of record or beneficially by the stockholder or any stockholder associate; (7) a description of whether and the extent to which any hedging, swap or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of securities) has been made, the effect or intent of which is to mitigate loss to, or manage risk of stock price changes for, or to increase the voting power of, the stockholder or any stockholder associate with respect to any securities of the company; and (8) a representation that after the date of the stockholder’s notice and up to the date of the annual meeting, each of these persons will provide written notice to the Secretary of the company as soon as practicable following a change in the number of securities of the company held as described in response to subclause (3) above that equals 1% or more of the then-outstanding shares of the company, and/or entry, termination, amendment or modification of the agreements, arrangements or understandings described in response to subclause (6) above that results in a change that equals 1% or more of the then-outstanding shares of the company or in the economic interests underlying those agreements, arrangements or understandings; and

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(C) a representation as to whether the stockholder giving notice and any stockholder associate intends, or intends to be part of a group that intends: (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the company’s outstanding capital stock required to approve or adopt the proposal; and/or (2) otherwise to solicit proxies from stockholders in support of the proposal.

Similarly, at a special meeting of stockholders, only such business as is properly brought before the meeting will be conducted or considered. To be properly brought before a special meeting, business must be specified in the notice of the meeting (or any supplement to that notice) given by or at the direction of the chairman of our board, our chief executive officer, our president or our secretary at the request of a majority of the number of directors that we would have if there were no vacancies on our board or, otherwise brought before the meeting by the presiding officer or by or at the direction of the majority of the total number of directors that our board would have if there were no vacancies.

Nomination of Candidates for Election to Our Board

Under our bylaws, only persons that are properly nominated will be eligible for election to be members of our board. To be properly nominated, a director candidate must be nominated at an annual meeting of the stockholders by or at the direction of our board or committee thereof or properly nominated by a stockholder. To be properly nominated by a stockholder, such stockholder must have delivered a proxy statement and form of proxy to the holders of at least the percentage of shares of our voting stock required to approve such nomination and included in such materials a timely and proper notice in proper written form to our secretary.

To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 nor more than 90 calendar days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders. If, however, there was no annual meeting in the preceding year or the date of the annual meeting is advanced more than 30 calendar days prior to, or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the later of the 90th calendar day prior to such annual meeting or the tenth calendar day following the day on which public announcement of the date of such meeting is first made.

To be in proper written form, such stockholder’s notice must include:

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as to each person who is not an incumbent director of the company whom the stockholder proposes to nominate for election as a director, (A) the name, age, business address and residence address of such person; (B) the principal occupation or employment of such person; (C) the class, series and number of securities of the company that are owned of record or beneficially by such person; (D) the date or dates the securities were acquired and the investment intent of each acquisition; (E) any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act (or any comparable successor rule or regulation under the Exchange Act); and (F) any other information relating to such person that the board of directors or any nominating committee of the board of directors reviews in considering any person for nomination as a director, as will be provided by the Secretary of the company upon request;

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as to the stockholder giving the notice and any stockholder associate, (A) the name and address of the stockholder, as they appear on the company’s stock ledger, and, if different, the current name and address of the stockholder, and the name and address of any stockholder associate; (B) a representation that at least one of these persons is a holder of record or beneficially of securities of the company entitled to vote at the meeting and intends to remain so through the date of the meeting and to appear in person or by proxy at the meeting to nominate the person or persons specified in the stockholder’s notice; (C) the class, series and number of securities of the company that are owned of record or beneficially by each of these persons as of the date of the stockholder’s notice; (D) a description of any material relationships, including legal, financial and/or compensatory, among the stockholder giving the notice, any stockholder associate and the proposed nominee(s); (E) a description of any derivative positions related to any class or series of securities of the company owned of record or beneficially by the stockholder or any stockholder associate; (F) a description of whether and the extent to which any hedging, swap or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of securities) has been made, the effect or intent of which is to mitigate loss to, or manage risk of stock price changes for, or to increase the voting power of, the stockholder or any stockholder associate with respect to any securities of the company; and (G) a representation that after the date of the stockholder’s notice and up to the date of the annual meeting each of these persons will provide written notice to the Secretary of the company as soon as practicable following a change in the number of securities of the company held as described in response to subclause (C) above that equals 1% or more of the then-outstanding shares of the company, and/or entry, termination, amendment or modification of the agreements, arrangements or understanding described in response to subclause (F) above that results in a change that equals 1% or more of the then-outstanding shares of the company or in the economic interests underlying these agreements, arrangements or understanding;

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a representation as to whether the stockholder giving notice and any stockholder associate intends, or intends to be part of a group that intends: (A) to deliver a proxy statement and/or form of proxy to stockholders; and/or (B) otherwise to solicit proxies from stockholders in support of the proposed nominee; and

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a written consent of each proposed nominee to serve as a director of the company, if elected, and a representation that the proposed nominee (A) does not or will not have any undisclosed voting commitments or other arrangements with respect to his or her actions as a director; and (B) will comply with the bylaws and all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the company.

Amendment to Our Bylaws

Our bylaws may be amended, altered or repealed by the affirmative vote of a majority of our board or by the affirmative vote of the holders of at least 80% of our voting stock. Provisions that require the affirmative vote of the holders of 80% of our voting stock may make it more difficult to change our bylaws for the purpose of gaining control over us.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021, (800) 962-4284.

Listing

The common stock is listed on the New York Stock Exchange under the symbol “ICO.”

SELLING STOCKHOLDERS

This prospectus covers the resale, from time to time, by selling stockholders, of shares of our common stock. The number of shares to be sold and the identity of any selling sockholders will be specified from time to time in a prospectus supplement.

The registration of the shares of common stock does not necessarily mean that selling stockholders will sell any shares of common stock registered by the registration statement of which this prospectus forms a part. Selling stockholders may offer and sell shares of common stock covered by this prospectus and any applicable prospectus supplement from time to time but are under no obligation to offer or sell any such shares. Because selling stockholders may sell, transfer or otherwise dispose of shares of common stock covered by this prospectus, or may acquire additional shares from us in the future, we cannot determine the number of such shares of common stock that will be sold, transferred or otherwise disposed of by selling stockholders or the amount or percentage of shares of common stock that will be held by selling stockholders upon termination of any particular offering.

PLAN OF DISTRIBUTION

Selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	crosses;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	a transaction on any exchange or in the over-the-counter market;

•	in privately negotiated transactions;

•	through underwriters;

•	through the distribution of the shares to its partners, members or stockholder; or

•	through the writing of options (including put or call options) whether the options are listed on an options exchange or otherwise.

We will identify the specific plan of distribution and any other required disclosures in a prospectus supplement.

LEGAL MATTERS

The validity of our common stock will be passed upon for us by Jones Day, New York, New York, counsel to the Company.

EXPERTS

The consolidated financial statements and related financial statement schedules incorporated in this prospectus by reference from International Coal Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of International Coal Group, Inc.’s internal control over financial reporting as of December 31, 2009, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.